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                              CERTIFICATE OF MERGER
                                        OF
                      NATIONAL LAW PUBLISHING COMPANY, INC.
                                       INTO
                            NLP ACQUISITION CO., INC.


     The undersigned corporation; NLP ACQUISITION CO., INC.

     DOES HEREBY CERTIFY:

     FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

     NAME                                     STATE OF INCORPORATION
     ----                                     ----------------------

     NATIONAL LAW PUBLISHING COMPANY, INC.    DELAWARE

     NLP ACQUISITION CO., INC.                NEW YORK

     SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

     THIRD: That the name of the surviving corporation of the merger is NLP Acquisition Co., Inc. which shall herewith be changed to National Law Publishing Company.

     FOURTH: That the amendments or changes in the Certificate of Incorporation of NLP Acquisition Co., Inc., the surviving corporation, as are to be effected by the merger are as follows:

     The paragraph First of the Certificate of Incorporation shall be deleted in its entirety and is hereby amended change the name of the Corporation:

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          "FIRST: The name of the corporation is National Law Publishing
Company, Inc. (hereinafter called the "Corporation")."

     FOURTH: That the Certificate of Incorporation of NLP Acquisition Co., Inc., a New York corporation, which is the surviving corporation, shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

     FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 345 Park Avenue South, New York, New York 10010.

     SIXTH: That a copy of the Agreement of Merger will be furnished, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That NLP Acquisition Co., Inc. survives the merger and may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent Delaware corporation as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of Delaware, and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is 345 Park Avenue South, New York, New York 10010 until the surviving corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose.

    EIGHTH: That this Certificate of Merger shall be effective on December 22, 1997.

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Dated as December 22, 1997

                                    NLP ACQUISITION CO., INC.


                                    By  /s/ Randall J. Weisenburger
                                      -------------------------------
                                      Name:  Randall J. Weisenburger
                                      Title: President




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